SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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                                     SPECIAL SITUATIONS FUND III, L.P.
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                                     SPECIAL SITUATIONS FUND III, L.P.
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SPECIAL SITUATIONS FUND III, L.P.
527 Madison Avenue, Suite 2600
New York, New York 10022

Dear Limited Partner,

I am writing this letter to the investors in Special Situations Fund III, L.P. (the “Fund”) to provide you with an update on the status of our restructuring. As you are aware, an IRS safe harbor that allowed us to be treated as a partnership for tax purposes expired on December 31, 2005. On March 29, 2006 we held a Special Meeting of Partners to vote on various items that would qualify the Fund under a different IRS safe harbor to continue to be treated as a partnership. There were two provisions voted on at the meeting. The first requires us to change the limit of the semi-annual repurchase offers from a maximum of 10% to 5% of Units outstanding per semi-annual period. The second requires us to amend the repurchase request deadline from 14 days to 60 days (i.e. May 1st and November 1st) prior to the repurchase pricing date (i.e. June 30th and December 31st). Both passed with majority consent.

However, the Investment Company Act of 1940 does not permit the repurchase request deadline to be more than 14 days from the repurchase pricing date. To address this, we submitted an Exemption Request to the Commission in May 2005. Regrettably, for reasons beyond our control, we are unable to anticipate when, or if, our request will be granted. As a last resort, to continue the taxation of the Fund as a partnership, the Individual General Partners are asking for your consent to a suspension of the Fund’s current mandatory semi-annual repurchase policies, with the consequence that you would be relying upon the Individual General Partners’ exercise of their discretion to continue semi-annually to offer to repurchase up to 5% of the Units outstanding, which is their current intent. This is more fully explained in the Consent Solicitation Statement attached.

We respectfully urge you to review carefully the attached consent solicitation statement and to complete, sign and date the white Consent Card and return it in the postage-prepaid envelope provided by June 22, 2006. Your consent may be revoked by you at any time prior to June 22, 2006 by signing and returning a later dated consent or by delivering a written revocation by June 22, 2006. We are going through great lengths to protect our investors and we respectfully ask for your patience in this process. We will periodically update you when there is something noteworthy to report. Should you have any questions, please feel free to contact us at (212) 207-6500.

Regards,

Austin W. Marxe

CONSENT SOLICITATION STATEMENT

SPECIAL SITUATIONS FUND III, L.P.
527 Madison Avenue, Suite 2600
New York, New York 10022
(212) 207-6500
___________________________________

Request For Written Consent in Lieu of Meeting
___________________________________

GENERAL INFORMATION

Special Situations Fund III, L.P. (the “Fund”) is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Partnership Law”). The Fund, a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the “Company Act”), commenced its investment operations on January 1, 1994 following the initial closing of the offering and sale of its units of limited partnership interest (the “Units”).

This Consent Solicitation Statement is being furnished to limited partners of the Fund (“Limited Partners”) in connection with the solicitation of written consents in lieu of a special meeting of the Fund’s partners (“Partners”). The purpose of the written consents is to seek approval of the suspension (the “Suspension”) of the Fund’s current repurchase offer policies, as set forth in Sections 2.07 and 7.02(a) through (d) (the “Repurchase Policies”) of the Fund’s Agreement of Limited Partnership, as amended, (the “Limited Partnership Agreement”) and any repurchases thereunder.

The Fund anticipates mailing this Consent Solicitation Statement and the enclosed Consent Card to Limited Partners on or about April 21, 2006.

Solicitation and Revocation

The enclosed Consent Cards are being solicited by and on behalf of the Individual General Partners. The expense of soliciting consents will be borne by the Fund and is expected to be nominal. The Individual General Partners have fixed the close of business on March 31, 2006 as the record date (the “Record Date”) for the determination of Limited Partners entitled to vote to approve the Suspension.

Consents must be delivered within 60 days of the earliest dated Consent Card delivered to the Fund, which was April 24, 2006. Accordingly, this consent solicitation must be completed by June 22, 2006. However, the Individual General Partners have established June 16, 2006 as the goal for the submission of written consents to the Fund. If the Suspension is adopted pursuant to this consent solicitation, prompt notice will be given to Limited Partners who have not executed and returned a Consent Card.

Consents may be revoked by (i) delivering written notice of revocation thereof to the Fund prior to June 22, 2006; or (ii) submitting a later dated and executed Consent Card to the Fund by June 22, 2006.

Individual General Partners

The current Individual General Partners are Austin W. Marxe, William E. Austin, Stanley S. Binder, Delcour S. Potter, and Peter W. Williams. Mr. Marxe is an “interested person” of the Fund, as defined under the Company Act. The other four Individual General Partners currently serve and will serve as the Fund’s Independent General Partners.

All the Individual General Partners have stated that they intend to execute a Consent Card to approve the Suspension with respect to the Units owned by them. See “Voting Securities.”

Corporate General Partner

MGP Advisers Limited Partnership (“MGP”) is the corporate general partner of, and investment adviser to, the Fund. MGP, located at 527 Madison Avenue, Suite 2600, New York, New York 10022, is a limited partnership organized under the Delaware Partnership Law and registered under the Investment Advisers Act of 1940 (the “Advisers Act”). AWM Investment Company, Inc. (“AWM”), a Delaware corporation which serves as the Fund’s administrator, is the sole general partner of MGP and Austin W. Marxe, David M. Greenhouse and Adam Stettner are the sole limited partners of MGP. AWM is located at 527 Madison Avenue, Suite 2600, New York, New York 10022. In addition, Messrs. Marxe and Greenhouse are the sole officers and stockholders of AWM and are, together with Dianne Marxe, the wife of Austin W. Marxe, the sole directors of AWM. As such, Messrs. Marxe and Greenhouse (through MGP and AWM) control all the investment decisions for the Fund.

MGP, as well as Messrs. Marxe, Greenhouse and Stettner, have the right to vote on the proposal set forth herein with respect to Units held by them as Partners. None of the foregoing parties have greater voting rights than those of Limited Partners in connection with such proposal or otherwise.

Voting Securities

Holders of Units as of the Record Date are entitled to vote to approve or disapprove the Suspension. There were 1,659.8506 Units outstanding as of the Record Date. Partners will be entitled to one vote for each Unit held by them on the Record Date in respect of their consent. MGP, the current Individual General Partners (including Austin W. Marxe), and David M. Greenhouse and Adam Stettner (limited partners of MGP) will execute a Consent Card to approve the Suspension with respect to the 155.2713 Units beneficially owned by such parties in the aggregate, which represent 9.35% of the outstanding Units.

Required Votes

The Suspension will become effective when the Fund receives properly completed, unrevoked and effective WHITE Consent Cards (or other forms of consent) indicating consent to the Suspension, signed by the holders of record on the Record Date of (i) 67% or more of the Units that return a Consent Card approving the Suspension, if holders of more than 50% of the outstanding Units return Consent Cards, or (ii) a majority of the outstanding Units, whichever is greater.

All properly executed and dated Consent Cards received by the Fund prior to June 22, 2006 will be counted. Because the Suspension will become effective only if executed Consent Cards approving the Suspension are received by the Fund from the requisite number of Units outstanding as of the Record Date (as set forth above), the following actions will have the same effect as voting against the Suspension: (a) failing to execute and return a WHITE Consent Card or (b) executing and returning a written Consent Card marked "DOES NOT CONSENT " or "ABSTAINS". If returned Consent Cards are executed and dated but not marked with respect to the Suspension, the Limited Partner returning such card will be deemed to have voted against the Suspension. A broker non-vote will be counted as a vote against the Suspension.

Security Ownership of Certain Beneficial Holders

The following table sets forth, as of the Record Date, the beneficial ownership of Units of (i) each Partner known by the Fund to own beneficially more than 5% of the Units, (ii) MGP and each Individual General Partner and (iii) all the Individual General Partners as a group. All Units are owned both of record and beneficially unless otherwise indicated.

	Amount	Percent
	Beneficially	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	Owned

MGP Advisers Limited Partnership(3)	116.9931	7.05%
AWM Investment Company, Inc(3)(4)	116.9931	7.05%
Austin W. Marxe(3)(5)	131.0254	7.89%
William E. Austin(6)	0.2286	0.01%
Stanley S. Binder(6)	0.8868	0.05%
Delcour S. Potter(6)	0.2286	0.01%
Peter W. Williams(6)	17.8303	1.07%
All Individual General Partners as a Group (five persons)(5)	150.1997	9.05%
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(1)
Information with respect to beneficial owners of more than 5% of the outstanding Units was derived, to the extent available, from information provided by each of the Individual General Partners and from the Fund’s records.

(2)	Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.
(3)	The business address of such person, for purposes hereof, is c/o Special Situations Fund III, L.P., 527 Madison Avenue, Suite 2600, New York, New York 10022.
(4)	AWM may be deemed the beneficial owner of all the Units held by MGP because it is the sole general partner of MGP.
(5)
Includes 100% of the Units held by MGP. Pursuant to MGP’s Amended and Restated Agreement of Limited Partnership, as amended, Austin W. Marxe beneficially owns 40.1% of the partnership interests of MGP, David M. Greenhouse beneficially owns 39.9% and Adam Stettner beneficially owns 20.0%. Mr. Marxe disclaims beneficial ownership of 59.9% of the Units held by MGP.

(6)
The business address of each Individual General Partner is as follows: Mr. Austin - c/o Cornerstone Equity Investors, LLC, 355 Lexington Avenue Suite 1400, New York, New York 10017; Mr. Binder - 527 Madison Avenue, Suite 2600, New York, New York 10022; Mr. Potter - 527 Madison Avenue, Suite 2600, New York, New York 10022; and Mr. Williams - 363 Canal Street, Suite 3, New York, New York 10013.

PROPOSAL

APPROVAL OF THE SUSPENSION

Background

Suspension. The Individual General Partners have approved, subject to the approval of the Partners by written consent, a suspension of the Fund’s current repurchase offer policies, as set forth in Sections 2.07 and 7.02(a) through (d) (the “Repurchase Policies”) of the Limited Partnership Agreement and any repurchases of Units thereunder (the “Suspension”).

The Individual General Partners have approved the Suspension in order to avoid certain adverse tax consequences, as further described below.

Loss of Safe Harbor from Publicly Traded Partnership Treatment. A “grandfather” provision under Treasury Regulation Section 1.7704-1(l)(2), which had the effect of allowing the Fund to satisfy a “private placement safe harbor” under applicable Treasury Regulations ensuring that it would not be treated as a publicly traded partnership for federal income tax purposes, expired on December 31, 2005 because the maximum number of partners the Fund is permitted to have in order to qualify decreased from 500 to 100, so long as it remains a registered investment company. A publicly traded partnership generally is taxed as a corporation subject to a double level of tax that could be extremely adverse to the Fund’s Unit holders. Unless the Fund satisfies a different “safe harbor,” the determination of whether it should be treated as a publicly traded partnership would be made by applying a “facts and circumstances” test. To satisfy a different safe harbor and avoid the uncertainty of the “facts and circumstances” test, the Fund, which has more than 100 partners, with the approval of the Partners at a recent meeting held on March 29, 2006, has limited semi-annual repurchase offers by the Fund to the Partners to a maximum of 5% of Units outstanding per semi-annual period (or 10% per year) and has increased the repurchase request deadline for electing to accept a repurchase offer from 14 days to 60 days prior to the repurchase pricing date.

The requirement that the repurchase request deadline for electing to accept a repurchase offer occur 60 days prior to the repurchase pricing date is not consistent with Company Act Rule 23c-3(a)(5), which requires that the repurchase pricing date occur no later than the fourteenth day after a repurchase request deadline. The Fund, in May 2005, requested an order from the Commission pursuant to Section 6(c) and Section 23(c)(3) of the Company Act granting an exemption from Section 23c-3(a)(5) of the Company Act, to the extent necessary to adopt such amendments (the “Exemption Request”). However, the Fund has not yet received any definitive response to the Exemption Request from the Commission and there can be no assurance that the Fund will receive the requested relief under the Company Act.

Proposal

As the Fund has not yet received a response from the Commission, the Individual General Partners have determined that it is in the best interests of the Fund to suspend the Fund’s current Repurchase Policies so as to maintain compliance with the new safe harbor and the Company Act while the Commission is reviewing and responding to the Fund’s Exemption Request. The Fund proposes to suspend the Repurchase Policies until the Exemption Request is granted or the Individual General Partners otherwise determine that it is in the best interest of the Fund to resume such policies. In lieu of making semi-annual repurchase offers pursuant to the Fund’s current Repurchase Policies, during the period of Suspension the Fund would only utilize Section 7.02(f) of the Fund’s Limited Partnership

Agreement, which permits the Individual General Partners to make repurchase offers to Limited Partners from time to time in their sole discretion (the “Alternate Repurchase Policy”). Although pursuant to the Alternate Repurchase Policy the Fund would not be required to make repurchase offers to Limited Partners, the Individual General Partners intend to continue the Fund’s practice of making repurchase offers semi-annually for up to 5% of the Units outstanding, but would require Partners to elect to accept a repurchase offer at least 60 days prior to the repurchase pricing date. In determining whether to make a repurchase offer, the Individual General Partners will consider the liquidity of the Fund, the Fund’s history in repurchasing Units, conditions in the securities markets, any anticipated tax or regulatory consequences, the recommendation of MGP, and any other factors considered relevant. Limited Partners should be aware that during the period of Suspension the Individual General Partners can determine not to make any repurchase offers (or can limit repurchase offers to less than 5% of the Units outstanding), leaving Limited Partners with no opportunity to redeem their Units (or a reduced opportunity). Moreover, as no assurance can be given that the Exemption Request will be granted by the Commission, the Suspension may continue indefinitely.

As the Fund’s Repurchase Policies are a “fundamental policy” pursuant to the Company Act, a vote of not less than a majority of the outstanding Units is required under the Company Act to change such policies by adopting the Suspension. In addition, pursuant to Section 2.07 of the Limited Partnership Agreement, if holders of more than 50% of the outstanding Units vote, the Suspension requires a vote of 67% or more of the Units voting. Pursuant to Section 5.06 of the Limited Partnership Agreement, any action of the Partners that may be taken at a meeting of the Partners may be taken without a meeting if a written consent approving such action is executed by Partners holding the necessary percentage of Units which are required to approve such action. The Fund is therefore now requesting your consent to the Suspension as discussed herein.

The complete text of the resolution authorizing the Suspension is set forth on the Consent Card, which you should review carefully.

Required Vote

The vote required to approve the Suspension is described under “General Information - Required Votes.”

The Individual General Partners unanimously recommend that Limited Partners consent to the Suspension.

CONSENT CARD

CONSENT IN LIEU OF A SPECIAL MEETING OF THE PARTNERS OF
SPECIAL SITUATIONS FUND III, L.P.

Unless otherwise indicated below, the undersigned, a holder of record of Units of Special Situations Fund III, L.P. (the “Fund”) as of the close of business on March 31, 2006 (the "Record Date"), hereby indicates below its consent, pursuant to the Limited Partnership Agreement of Special Situations Fund III, L.P., as amended (the “Limited Partnership Agreement”), with respect to all Units of Special Situations Fund III, L.P. held of record by the undersigned as of the Record Date, to the taking of the following action without a meeting of the Partners of Special Situations Fund III, L.P.:

RESOLVED, the Fund shall suspend the current repurchase policies of the Fund as set forth in Sections 2.07 and 7.02(a) through (d) of the Limited Partnership Agreement and cease all repurchases thereunder, until the Fund’s pending exemption request with the Securities and Exchange Commission with respect to Investment Company Act Rule 23c-3(a)(5) is granted or the Individual General Partners, in their sole and absolute discretion, otherwise determine that it is in the best interest of the Fund to resume such policies.

RESOLVED, that each of the Individual General Partners, MGP Advisers Limited Partnership (“MGP”) and the Fund be, and hereby is, authorized to do or cause to be done all such further acts and things and to execute and deliver such other documents, agreements, instruments, undertakings or certificates, as the Individual General Partners or the officers of the Fund or MGP on behalf of the Fund may deem necessary or advisable, to effect the foregoing resolutions.

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CONSENTS	DOES NOT CONSENT	ABSTAINS

IMPORTANT

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Dated:_____________________________, 2006

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